Exhibit 99.1

For more information, please contact:
Michael J. McCloskey
Executive Vice President
(720) 932-4282
mmccloskey@uwbank.com

FOR IMMEDIATE RELEASE

UNITED WESTERN BANCORP, INC. ANNOUNCES
APPOINTMENT OF JAMES R. PEOPLES AS INTERIM CHAIRMAN OF THE BOARD,
CHIEF EXECUTIVE OFFICER AND PRESIDENT OF
UNITED WESTERN BANK

Denver – April 30, 2010. United Western Bancorp, Inc. (NASDAQ: UWBK) (the “Company”), announced today that James R. Peoples has been appointed interim Chairman of the Board, Chief Executive Officer and President of the Company’s principal subsidiary, United Western Bank (the “Bank”) effective April 30, 2010. The Bank expects to make Mr. Peoples’ positions permanent within the next 70 days.

Guy A. Gibson, the Company’s Chairman of the Board, welcomed Mr. Peoples to his new positions with United Western Bank saying, “Jim Peoples is a seasoned veteran of the banking industry and brings to us over 35 years of experience as a senior officer in diverse banking organizations. He is the leader our organization requires for the development of United Western Bank as we move forward. We are extremely pleased to have Jim on board.”

Mr. Peoples began his banking career in 1974 in Cleveland, Ohio with Central National Bank of Cleveland (now part of KeyCorp) and moved to New York in 1980 to oversee credit with the International Banking subsidiary.  He has served as Chief International Credit Officer for NatWest USA, as well as in senior credit administration and lending positions for First Interstate Bancorp and First Interstate Bank of Denver beginning in 1988.  Mr. Peoples was named President of KeyBank of Colorado in 1997 and President of KeyBank, Seattle Cascades District in 1999, the position from which he retired in July 2008.  Mr. Peoples and his wife moved back to Denver in February 2010 at which time he joined United Western Bank as Executive Vice President, Credit Administration.

In addition to his senior management duties with First Interstate, Mr. Peoples was one of the senior officers in charge of regulatory affairs dealing with both federal and state bank regulators.

In related news the Company announced that Scot T. Wetzel has resigned from his position as Chief Executive Officer and President of the Company and Chairman of the Board, Chief Executive Officer and President of United Western Bank effective April 30, 2010. As noted above, Mr. Peoples will succeed to Mr. Wetzel’s duties with the Bank on an interim basis until such time as his positions are made permanent. The Company is considering both internal and external candidates to replace Mr. Wetzel’s roles with the Company. In the interim, the functions formerly performed by Mr. Wetzel will be performed by Mr. Gibson as Chairman of the Board of the Company. Mr. Wetzel has also resigned his positions as a director of the Company and the Bank but will remain an employee of the Company and a non-executive officer of United Western Bank for the foreseeable future to allow both the Company and the Bank to benefit from his experience with both companies.

Mr. Gibson said, “Scot Wetzel’s contribution to both United Western Bank and United Western Bancorp since December 2005 has been instrumental in making us who we are today, a community banking presence in Colorado, and I thank him for his leadership over the years.”

About United Western Bancorp, Inc.
Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank®, by strategically positioning branches across Colorado’s Front Range market and certain mountain communities. In addition to community-based banking, United Western Bancorp, Inc. and its subsidiaries offer deposit services to institutional customers and custodial, administrative, and escrow services through its wholly owned subsidiary, UW Trust Company. For more information, please visit our web site at www.uwbancorp.com.

Forward-Looking Statements
This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties.  Forward-looking statements include information concerning Mr .People’s services to United Western Bank and Mr. Wetzel’s continued employment with the Company and United Western Bank. These statements often include terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate,” “continue,” “could,” “should,” “would,” “intend,” “projects,” or the negative thereof or other variations thereon or comparable terminology and similar expressions.  As you consider forward-looking statements, you should understand that these statements are not guarantees of performance or results.  They involve risks, uncertainties and assumptions that could cause actual results to differ materially from those in the forward-looking statements.  These factors include, but are not limited to: the successful implementation of our community banking strategies; the ability to secure, timing of, and any conditions imposed thereon of any, regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, increased competitive challenges, and expanding product and pricing pressures among financial institutions; changes in financial market conditions, either internationally, nationally or locally in areas in which we conduct our operations, including without limitation, reduced rates of business formation and growth, commercial and residential real estate development, real estate prices and other recent problems in the commercial and residential real estate markets; demand for loan products and financial services; unprecedented fluctuations in markets for equity, fixed-income, commercial paper and other securities, including availability, market liquidity levels, and pricing; increases in the levels of losses, customer bankruptcies, claims and assessments; the extreme levels of volatility and limited credit currently being experienced in the financial markets; changes in political and economic conditions, including the economic effects of terrorist attacks against the United States and related events; legal and regulatory developments, such as changes in fiscal, monetary, regulatory, trade and tax policies and laws, including policies of the U.S. Department of Treasury and the Federal Reserve Board; our participation, or lack thereof, in governmental programs implemented under the Emergency Economic Stabilization Act (the “EESA”), including without limitation the Troubled Asset Relief Program (“TARP”), and the Capital Purchase Program (the “CPP”), and the impact of such programs and related regulations on our business and on international, national, and local economic and financial markets and conditions.

Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in forward-looking statements is contained in the “Risk Factors” section included in the Company’s Annual Report on Form 10-K filed March 15, 2010, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.

Any forward-looking statements made by the Company speak only as of the date on which the statements are made and are based on information known to us at that time. The Company does not intend to update or revise the forward-looking statements made in this press release after the date on which they are made to reflect subsequent events or circumstances, except as required by law.